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                                                                   Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                   Contacts:
New York, N.Y. 10022                                         James N. Fernandez
                                                             (212)230-5315
                                                             Mark L. Aaron
                                                             (212)230-5301


                TIFFANY INCREASES QUARTERLY DIVIDEND RATE BY 13%;
                -------------------------------------------------
              INDICATES FIRST QUARTER WAS `PROMISING START' TO YEAR
              -----------------------------------------------------

New York, N.Y., May 15, 2008 - Tiffany & Co. (NYSE: TIF) reported that its Board of Directors has declared a 13% increase in the quarterly dividend rate on its Common Stock. This action increases the rate from $0.15 per share per quarter to a new rate of $0.17 per share per quarter, or $0.68 per share on an annualized basis. The dividend will be paid on July 10, 2008 to stockholders of record on June 20, 2008.

Addressing stockholders at the Company's Annual Meeting, Michael J. Kowalski, chairman and chief executive officer, said, "This action represents the sixth consecutive year of dividend growth and reflects your Board's recognition of our strong financial position and their confidence in Tiffany's earnings growth potential."

Mr. Kowalski added, "We will be reporting Tiffany's first quarter results in two weeks. However, I'm pleased to report that we've had a promising start to the year. While we remain cautious about U.S. economic conditions, net earnings in the first quarter will surpass our previous expectation that called for earnings per share to be roughly equal to last year's $0.39 per diluted share. We will provide full details when we report our results on May 30th."

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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